UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2012

LBI MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-110122	05-0584918
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 25, 2012, Liberman Broadcasting, Inc. (“Liberman Broadcasting”) and its subsidiaries, including LBI Media Holdings, Inc. (“Holdings”) and LBI Media, Inc. (collectively, the “Company”), announced that Frederic T. Boyer was appointed Chief Financial Officer of the Company on January 20, 2012. Wisdom Lu, the Company’s existing Chief Financial Officer, resigned from the Company on January 20, 2012.

Mr. Boyer was appointed Senior Vice President and co-Chief Financial Officer of the Company, effective December 16, 2011. Following Ms. Lu’s resignation, Mr. Boyer became Senior Vice President and Chief Financial Officer of the Company.

Mr. Boyer, age 67, was most recently the Chief Financial Officer of DataDirect Networks, a data storage infrastructure provider, from 2009 to 2011. At DataDirect Networks, Mr. Boyer was responsible for accounting, finance, information technology, human resources and legal matters. Previously, he served as Senior Vice President, Chief Financial Officer and Corporate Secretary of Optical Communication Products, Inc., a designer and manufacturer of fiber optic components, from 2006 to 2008, where he was responsible for various financial and non-financial functions, including Sarbanes-Oxley compliance, SEC reporting, contract administration, insurance matters and investor relations. Prior to joining Optical Communication Products, Mr. Boyer was Vice President and Chief Financial Officer of Qualstar Corporation, a data storage solutions company, from 2002 to 2006. Mr. Boyer is currently the Treasurer, Chairman of the Finance Committee and a member of Audit Committee of the Board of Directors of WISE & Healthy Aging, a nonprofit organization. Mr. Boyer holds an M.B.A. from Loyola Marymount University, a B.S. in Accounting from California State University, Los Angeles, and a B.S. in Economics from California State Polytechnic University, Pomona.

In connection with Mr. Boyer’s appointment, Holdings entered into an employment agreement with Mr. Boyer on November 23, 2011. The material terms of the employment agreement are summarized below.

Term. The term of the employment agreement commenced on December 16, 2011 and ends on January 18, 2013. Holdings has agreed to give written notice to Mr. Boyer on or before September 20, 2012 if it does not intend to renew the agreement or enter into a new agreement with Mr. Boyer before the current agreement expires on January 18, 2013.

Base Salary. Mr. Boyer will receive an annual salary of $330,000 per year, less taxes and required withholdings.

Discretionary Bonus. If Mr. Boyer has remained actively serving in the position of Senior Vice President and Chief Financial Officer until December 31, 2012 and Holdings determines in its sole and absolute discretion that Mr. Boyer’s performance has been exemplary, then Holdings may, without any obligation to do so, pay a discretionary bonus for such calendar year of $20,000, less taxes and required withholdings.

Stock Incentive Plan. If Mr. Boyer’s employment agreement is renewed or a new agreement is entered into, the new or revised agreement will include a provision granting Mr.

Boyer an option to purchase shares of Liberman Broadcasting’s Class A common stock upon such terms as may be mutually agreed upon by Holdings and Mr. Boyer and upon such further terms, including vesting and exercise rights, as Holdings may at such time establish in its sole and absolute discretion and unfettered judgment. Such option and any grant will be subject to the terms and conditions generally applicable to option grants under Liberman Broadcasting’s Stock Incentive Plan.

Payments on Termination. If Mr. Boyer’s employment is terminated for “cause,” as defined in the employment agreement, or as a result of disability or death, Mr. Boyer will be entitled to salary earned at the time of such termination. However, if Holdings terminates the employment agreement because of Mr. Boyer’s willful refusal to comply with the reasonable requests of the Chief Operating Officer or President, Holdings may, in its sole discretion, pay Mr. Boyer a severance payment equal to $55,000, less taxes and withholdings, representing 60 days of Mr. Boyer’s current salary.

If Mr. Boyer resigns for “good reason,” as defined in the employment agreement, Mr. Boyer will be entitled to the lesser of (1) all compensation remaining under the term of the employment agreement or (2) $82,500, which represents 90 days of Mr. Boyer’s current salary.

The foregoing description of Mr. Boyer’s terms of employment is qualified in its entirety by reference to the complete copy of the employment agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this Current Report on Form 8-K, except as required by law.

Item 7.01. Regulation FD Disclosure

Liberman Broadcasting issued a press release on January 25, 2012 announcing the appointment of Mr. Boyer as Chief Financial Officer and the resignation of Ms. Lu as Chief Financial Officer. The press release is filed as Exhibit 99.1 and is hereby incorporated by reference in its entirety. The information in this Item 7.01 and the exhibit attached hereto is being furnished (not filed) under Item 7.01 of Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement, dated as of November 23, 2011, by and between LBI Media Holdings, Inc. and Frederic T. Boyer.

99.1	Press Release of Liberman Broadcasting, Inc., dated January 25, 2012 (announcing appointment of Chief Financial Officer).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on January 26, 2012.

LBI MEDIA HOLDINGS, INC.

By:	/s/ Lenard D. Liberman
Lenard D. Liberman
Chief Executive Officer, President and Secretary